Final Term Sheet
Filed Pursuant to Rule 433
Registration Statement No. 333-137750
September 6, 2007

Lowe’s Companies, Inc.

5.60% Notes Due 2012
6.10% Notes Due 2017
6.65% Notes Due 2037

5.60% Notes Due 2012

Issuer:	Lowe’s Companies, Inc.

Aggregate Principal Amount Offered:	$550,000,000

Maturity Date:	September 15, 2012

Coupon (Interest Rate):	5.60% per annum

Price to Public (Issue Price):	99.831% of principal amount, plus accrued interest from the expected settlement date

Yield to Maturity:	5.639%

Net Proceeds:	$547,145,500 (before transaction expenses)

Benchmark Treasury:	UST 4.125% due August 31, 2012

Benchmark Treasury Price and Yield:	99-20; 4.209%

Spread to Benchmark Treasury:	1.43% (143 basis points)

Interest Payment Dates:	Semi-annually on March 15 and September 15, commencing on March 15, 2008

Day Count:	30/360

Make Whole Call:	T+ 20 basis points

Change of Control:	If a change of control triggering event occurs, unless the Issuer has exercised its right to redeem the Notes, it will be required to make an offer to purchase the Notes at a purchase price equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest, if any, to the date of redemption.

Minimum Denominations:	$1,000 and integral multiples of $1,000 in excess thereof

Trade Date:	September 6, 2007

Settlement Date (T+3):	September 11, 2007

Underwriters:	J.P. Morgan Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wachovia
Capital Markets, LLC

Co-Managers:	Banc of America Securities LLC, Barclays Capital Inc., BB&T Capital Markets, a division of Scott
& Stringfellow, Inc., BMO Capital Markets Corp., BNP Paribas Securities Corp., BNY Capital
Markets, Inc., Fifth Third Securities, Inc., HSBC Securities (USA) Inc., Morgan Keegan &
Company, Inc., NatCity Investments, Inc., SunTrust Robinson Humphrey, Inc., U.S. Bancorp
Investments, Inc., Wedbush Morgan Securities Inc. and Wells Fargo Securities, LLC

Long-term debt ratings:	Moody’s, A1 (Stable); S&P, A+ (Stable); Fitch, A+ (Stable)

Note:	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time

6.10% Notes Due 2017

Issuer:	Lowe’s Companies, Inc.

Aggregate Principal Amount Offered:	$250,000,000

Maturity Date:	September 15, 2017

Coupon (Interest Rate):	6.10% per annum

Price to Public (Issue Price):	99.918% of principal amount, plus accrued interest from the expected settlement date

Yield to Maturity:	6.111%

Net Proceeds:	$248,670,000 (before transaction expenses)

Benchmark Treasury:	UST 4.75% due August 15, 2017

Benchmark Treasury Price and Yield:	101-28+; 4.511%

Spread to Benchmark Treasury:	1.60% (160 basis points)

Interest Payment Dates:	Semi-annually on March 15 and September 15, commencing on March 15, 2008

Day Count:	30/360

Make Whole Call:	T+ 25 basis points

Change of Control:	If a change of control triggering event occurs, unless the Issuer has exercised its right to redeem the Notes, it will be required to make an offer to purchase the Notes at a purchase price equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest, if any, to the date of redemption.

Minimum Denominations:	$1,000 and integral multiples of $1,000 in excess thereof

Trade Date:	September 6, 2007

Settlement Date (T+3):	September 11, 2007

Underwriters:	J.P. Morgan Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wachovia
Capital Markets, LLC

Co-Managers:	Banc of America Securities LLC, Barclays Capital Inc., BB&T Capital Markets, a division of Scott
& Stringfellow, Inc., BMO Capital Markets Corp., BNP Paribas Securities Corp., BNY Capital
Markets, Inc., Fifth Third Securities, Inc., HSBC Securities (USA) Inc., Morgan Keegan &
Company, Inc., NatCity Investments, Inc., SunTrust Robinson Humphrey, Inc., U.S. Bancorp
Investments, Inc., Wedbush Morgan Securities Inc. and Wells Fargo Securities, LLC

Long-term debt ratings:	Moody’s, A1 (Stable); S&P, A+ (Stable); Fitch, A+ (Stable)

Note:	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time

6.65% Notes Due 2037

Issuer:	Lowe’s Companies, Inc.

Aggregate Principal Amount Offered:	$500,000,000

Maturity Date:	September 15, 2037

Coupon (Interest Rate):	6.65% per annum

Price to Public (Issue Price):	99.587% of principal amount, plus accrued interest from the expected settlement date

Yield to Maturity:	6.682%

Net Proceeds:	$493,560,000 (before transaction expenses)

Benchmark Treasury:	UST 4.75% due February 15, 2037

Benchmark Treasury Price and Yield:	99-06; 4.802%

Spread to Benchmark Treasury:	1.88% (188 basis points)

Interest Payment Dates:	Semi-annually on March 15 and September 15, commencing on March 15, 2008

Day Count:	30/360

Make Whole Call:	T+ 30 basis points

Change of Control:	If a change of control triggering event occurs, unless the Issuer has exercised its right to redeem the Notes, it will be required to make an offer to purchase the Notes at a purchase price equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest, if any, to the date of redemption.

Minimum Denominations:	$1,000 and integral multiples of $1,000 in excess thereof

Trade Date:	September 6, 2007

Settlement Date (T+3):	September 11, 2007

Underwriters:	J.P. Morgan Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wachovia
Capital Markets, LLC

Co-Managers:	Banc of America Securities LLC, Barclays Capital Inc., BB&T Capital Markets, a division of Scott
& Stringfellow, Inc., BMO Capital Markets Corp., BNP Paribas Securities Corp., BNY Capital
Markets, Inc., Fifth Third Securities, Inc., HSBC Securities (USA) Inc., Morgan Keegan &
Company, Inc., NatCity Investments, Inc., SunTrust Robinson Humphrey, Inc., U.S. Bancorp
Investments, Inc., Wedbush Morgan Securities Inc. and Wells Fargo Securities, LLC

Long-term debt ratings:	Moody’s, A1 (Stable); S&P, A+ (Stable); Fitch, A+ (Stable)

Note:	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time

     The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling JPMorgan collect at (212) 834-4533, Merrill Lynch & Co. toll-free at (866) 500-5408 or (877) 858-5407 or Wachovia Securities toll-free at (866) 289-1262.